Financial Advisory Agreement

Jilin Dongsheng Weiye Science and Technology Co., Ltd

and

Warner Technology and Investment

July 20, 2005

Party A: Jilin Dongsheng Weiye Science and Technology Co., Ltd.

Party B: Warner Technology and Investment Corporation.

In this Agreement, Party A and Party B are termed collectively as the "Parties" and each individually termed as the "Party".

Whereas,       Jilin Dongsheng Weiye Science and Technology Co., Ltd is a private owned company registered in People’s Republic of China engaged in the manufacture and distribution personal care products.

Whereas,       Warner Technology and Investment Corporation is a New Jersey registered corporation that focuses on financial consulting and provides technical support to Chinese privately owned company in going public in the US capital markets.

NOW THEREFORE, the Parties hereby have reached the following agreement upon friendly consultations:

Common stock distribution:

The total authorized shares of the public entity will be 100 million shares with an initial structure of 15 million shares outstanding upon completion of Party B’s duties.

Based on the initial structure of 15 million shares outstanding, Party A will own approximately 80% of the shares outstanding.

Party B which includes both original shareholders of Shell Company and third party consultants company will own the remaining approximate 20% of the outstanding shares.

All parties not included in the shares owned by Party A will account for approximately 3% of the total authorized shares of 100 million shares based upon the 15 millions shares outstanding structure. Notice: as per request by Party A before signing LOI with the shell company, initial structure was changed to 30 millions, Party A still owns 80% of the shares outstanding. Party B and all related parties own 20% of the shares outstanding.

Issuance of shares or options to Party A officers, employees and related consultants will not exceed 10% of total issued shares in fiscal year.

Party B Best Effort Responsibilities :
Where date T is defined as when two year fiscal year audits and due diligence is completed.

1.	T+3 months: effect signing merger agreement between Party A and OTCBB company.
2.	6 to 9 months after OTCBB listing: assist Party A in applying for AMEX or NASDAQ listing contingent upon the meeting of listing requirements.
3.	4 to 6months after OTCBB listing: assist in private placement of $2 million dollars.
4.	6 to 9months after listing on NASDAQ/AMEX: assist in secondary offering of $40 million dollars.

During the first phase (“merger phase”), Party B is responsible for:
• introducing PCAOB qualified auditors.
• introducing securities counsel.

• introducing NASD/SPIC member investment banking firms.
• assisting in the preparation of an English business plan based information provide by Party A.
• introducing an OTCBB traded company to effect reverse merger transaction.
• completing the reverse merger with OTCBB traded company after 3 month from the completion of the business plan, 2 year fiscal year GAAP audit, and due diligence.
• providing stock certificates to Party A as a result of the reverse merger.

During the second phase (post merger phase), Party B is responsible for:
• introducing Party A to investors.
• assisting Party A in the preparation of private placement memoranda or prospectus.
• introducing Party A to market makers.
• assisting in the opening of bank accounts in the US.
• assisting with timely filings with the SEC.
• assisting with the obtaining of visas for Party A employees to enter the US.

During the first phase (merger phase), Party A is responsible for:
• certification of accurate and true financial results.
• preparation of information as basis for business plan.
• obtaining legal documents and business permits.
• preparing all required documents related to merger.
• preparing related documents required by SEC.
• managing company and keep high growth.
• pay all fees on time.

During the second phase (post merger phase), Party A is responsible for:
• filing timely disclosures and reports with the SEC.
• investor relations.
• pay all fees on time.

Fee schedule:

Parties consent to the fee related to completing reverse merger on the OTCBB: $900,000USD (“the public listing fee”).

The fee is a package fee including fees associated with 2 year fiscal year GAAP audit, financial consulting fee, investment banking fees, due diligence fees, and costs related to the reverse merger.

$100,000 is to be paid within 1 week of signing of this agreement.

$400,000 is to be paid upon signing an engagement letter with a PCAOB approved auditor.

$300,000 is to be paid upon signing a letter of intent with an OTCBB traded company.

$100,000 is to be paid upon completion of Party B’s duties.

Financing

Party B is to use best efforts to assist in the raising of $2 million upon completion of OTCBB listing. Party B will assist in the negotiating of commissions on Party A’s behalf. Commissions charged by the placement agent in the financing will be between 7% and 10%. Non allowable expenses will be at maximum 3%. Warrant coverage will be at maximum 10% of securities placed.

Party B is to use best efforts to assist in the raising of $40 million upon completion of AMEX/NASDAQ listing. Party B will assist in the negotiating of commissions on Party A’s behalf. Commissions charged by the placement agent in the financing will be between 6% and 8%. Non allowable expenses will be at maximum 3%. Warrant coverage will be at maximum 10% of securities placed.

Contigencies

•	Party B guarantees the delivery of a clean shell meaning zero assets and zero liabilities to Party A.
•
Party B should take the full responsibility for the merger. If Party B fails to fulfill the merger after receiving all related documents from Party A on time, Party B will return all the fund received from Party A.

•	If Party A terminates the public listing process, payments to Party B will not be refunded.
•	For a period of 5 years from signing of this agreement, Party B will serve as the exclusive financial consultant of Party A in the US.

Completion of Duties

Parties B’s responsibilities for merger phase will be completed upon delivery of stock certificates representing 80% of the total shares outstanding of the initial capital structure. Upon completion of the merger phase duties, Party A is responsible for complete payment of the public listing fee.

Legal

Both parties are responsible for abiding by the laws of their separate jurisdictions.